UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

TeamStaff, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-18492	22-1899798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive Somerset, NJ	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 523-9897

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On June 1, 2011, TeamStaff, Inc. (the “Company”) entered into a debenture purchase agreement (the “Purchase Agreement”) with entities affiliated with Wynnefield Capital, Inc. (the “Purchasers”), providing for a standby commitment pursuant to which the Purchasers agreed to purchase convertible debentures (the “Convertible Debentures”) in an aggregate principal amount of up to $350,000 (the “Total Commitment Amount”). During the 24-month commitment term, upon at least five (5) days’ written notice by the Company, the Purchasers will purchase Convertible Debentures in the aggregate principal amount specified in such notice up to the Total Commitment Amount. In addition, the Company issued the Purchasers warrants to purchase an aggregate of 53,846 shares of common stock (the “Warrants”) in consideration of their agreement to provide the Total Commitment Amount. As of the date of this Current Report, no Convertible Debentures have been sold by Company. The Company intends to use any proceeds resulting from the sale of the Convertible Debentures for working capital and general corporate purposes.
The Convertible Debentures will mature on the 27-month anniversary of issuance and bear interest at the rate of the greater of the prime rate plus 5%, or 10% per annum, payable at maturity or upon redemption of such Convertible Debentures. The Convertible Debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.30 per share. The initial conversion rate is subject to adjustment to account for certain customary events and also will include weighted-average anti-dilution protection for future issuances by the Company, subject to certain exclusions. The Company can also redeem the outstanding Convertible Debentures at any time at 120% of the remaining principal amount, plus accrued but unpaid interest. The Warrants will be exercisable for five years at an initial exercise price equal to $1.00. The initial exercise price of the Warrants is subject to adjustment for certain customary events and includes weighted average anti-dilution protection for future issuances by the Company, subject to certain exclusions.
In connection with the parties’ entry into the Purchase Agreement, the Company, TeamStaff Government Solutions, Inc., the Purchasers and Presidential Financial Corporation entered into subordination agreements concerning the terms of the subordination of the Convertible Debentures to the secured loan facility provided by Presidential Financial Corporation. Under the subordination agreements, the Company may not make payments to the Purchasers under the Convertible Debentures unless before and following such payments, no “Event of Default” exists under the secured loan facility.
The Purchasers are entities affiliated with Wynnefield Capital, Inc., the Company’s largest shareholder. Mr. Peter Black, a member of the Company’s Board of Directors, is an employee of Wynnefield Capital. The Convertible Debentures and Warrants will be restricted securities issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). On June 7, 2011, the Company issued a press release announcing its execution of the Purchase Agreement. A copy of this press release is filed herewith as Exhibit 99.1.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent required to be disclosed pursuant to Item 2.03 of Form 8-K, the information set forth in Item 1.01 is incorporated herein by reference.
Item 3.02     Unregistered Sales of Equity Securities.
The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” regarding the standby commitment and issuance of warrants is incorporated herein by reference.
The securities issuable under the Purchase Agreement were offered and sold in a private placement to accredited investors (as such term is defined in Rule 501(a), as promulgated under the Securities Act), without registration under the Securities Act and the securities laws of certain states, in reliance on the exemption provided by Section 4(2) of the Securities Act and similar exemptions under applicable state laws. The securities sold in the foregoing transaction may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02     Other Events.
As of June 1, 2011, the Company entered into amendments to its employment agreements with each of Mr. Zachary C. Parker, Mr. John E. Kahn and Mr. John F. Armstrong pursuant to which each person agreed to amend their employment agreements to modify the definition of the term “change in control” as set forth in person’s employment agreement so as to provide assurances that the consummation of the transactions described in Item 1.01 of this Current Report would not result in a change in control of the Company under the definition of such term as it existed prior to the amendment.
Item 9.01     Financial Statements and Exhibits.
(d)       Exhibits

Exhibit No.	Description
99.1	Press Release of TeamStaff, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
TeamStaff, Inc.

By:	/s/ Zachary C. Parker
	Name:	Zachary C. Parker
	Title:	President and Chief Executive Officer

Date: June 7, 2011

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of TeamStaff, Inc.

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